EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> CATERPILLAR FINANCIAL SERVICES CORPORATION

CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (SM)

With Maturities of 9 months or more from Date of Issue

Registration No. 333-97047

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO. 272 Trade Date: 3/31/03

(To Prospectus Supplement dated August 15, 2002 &

Prospectus dated August 8,2002) Issue Date: 4/03/03

The Date of this Pricing Supplement March 31, 2003

SUBJECT TO REDEMPTION OR REPAYMENT

CUSIP Date and terms of redemption or

or Stated Interest repayment (including any

Common Interest Price to Discounts & Payment Survivors applicable regular or special

Code Rate (1) Maturity Public (2) Commissions Frequency Option Yes/No record dates)

14911QMH1 3.1% 10/15/07 100% 0.95% Monthly YES NO

Principal 1st Payment Day

Amount Proceeds Dealer Date Count

$3,424,000.00 $3,391,472.00 ABN AMRO Inc. 5/15/03 30/360

Original Issue Discount Note: Total Amount of OID:

____ Yes X No N/A

  The interest rates on the PowerNotes (SM) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (SM) offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $109.654 mm principal amount of the PowerNotes (SM) were sold at interest rates then in effect. Subsequent offerings of PowerNotes (SM) will be made under the Prospectus Supplement and Prospectus dated August 8, 2002.
  Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.